SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 27, 2005

GLOBAL INNOVATIVE SYSTEMS INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-30299	98-0217653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

16/F., Hang Seng Mongkok Building, 677 Nathan Road, Mongkok, Kowloon, Hong Kong
(Address of principal executive offices)

(852) 2546-1808
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry Into a Material Definitive Agreement

On September 27, 2005, Global Innovative Systems Inc. (the “Company”) entered into a Sale and Purchase Agreement, as amended by a letter agreement dated October 3, 2005 (the “Purchase Agreement”) by and among the Company, Glory Goal Investments Limited (“Glory Goal”) and Ko Yin, pursuant to which the Company would acquire from Glory Goal 325 shares (the “Shares”) of the issued and allotted share capital of Beijing Illumination (Hong Kong) Limited (“Beijing Illumination”) held by Glory Goal (representing approximately 26% of the total issued and allotted share capital of Beijing Illumination).

OC: 136964 v01 07/20/2001
Pursuant to the terms of the Purchase Agreement, upon the completion of sale and purchase of the Shares, the Company will pay to Glory Goal HK$15,000,000 in cash and 1,750,000 shares of the Company’s common stock for the Shares.

Additionally, pursuant to the terms of the Purchase Agreement, simultaneous with the Purchase Agreement, the Company has entered into a Deed for the Grant of Options, as amended by a letter agreement dated October 3, 2005 (the “Option Deed”) by and among the Company, Admire Fame Investments Limited, Gain Huge Investments Limited, Splendid Fortune Investments Limited (together with Admire Fame Investments Limited and Gain Huge Investments Limited, the “Grantors”) and Ko Yin, pursuant to which the Grantors grant an option to the Company to purchase, and the Company grants the Grantors an option to require the Company to purchase under certain circumstances, shares of the issued and allotted share capital of Beijing Illumination held by the Grantors (representing up to 30.8% of the total issued and allotted share capital of Beijing Illumination).

Beijing Illumination, a limited liability company incorporated in Hong Kong on October 11 2002, is an investment holding company of a group of companies (collectively, the “BI Group”) which are engaged in the manufacture, sales, research and development of lighting equipment, including a wholly foreign owned enterprise established in the People’s Republic of China . The products of the BI Group can be classified under four main categories, namely, (1) metal halide lamps; (2) high-pressure sodium lamps; (3) ultra high-pressure mercury lamps; and (4) lighting accessories. Metal halide lamps and high-pressure sodium lamps are high-intensity discharge lamps which generally offer outstanding efficiency, reliability and versatility with the additional benefit of low energy consumption in comparison with conventional incandescent lamps. They are operated with an ancillary ballast and starting gear and have a wide scope of applications ranging from street lighting, indoor and outdoor lighting of buildings to lighting for large structures. Besides high-intensity discharge lamps, the BI Group has expanded its product mix into ultra high-pressure mercury lamps, which are classified as specialty lighting source products and are key components for the modern light-weight digital crystal projectors.

The completion of the transactions contemplated by the Purchase Agreement is contemplated to occur by October 5, 2005, but is subject to several contingencies, including solicitations of necessary approvals, consents and authorizations.

Item 3.02. Unregistered Sales of Equity Securities.

All of the shares of the Company’s common stock proposed to be issued and credited as fully paid at the respective agreed valuation by the Company pursuant to the terms of the Purchase Agreement and the Option Deed will be issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. Specifically, it is contemplated that the Company will rely on Regulation S of the Securities Act for the offer and sale of the Common Stock. Certificates representing the shares of the common stock of the Company to be issued pursuant to the Purchase Agreement and the Option Deed (as the case may be) will bear a legend restricting transfer in accordance with that Act.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Purchase Agreement by and among the Company, Glory Goal and Ko Yin, dated September 27, 2005.

10.2	Option Deed by and among the Company, the Grantors and Ko Yin, dated September 27, 2005.

10.3	Letter Agreement by and among the Company, Glory Goal, the Grantors and Ko Yin, dated October 3, 2005.

Descriptions in this report are qualified in their entirety by reference to the Purchase Agreement and the Option Deed, each as amended, copies of which are filed as exhibits hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Innovative Systems Inc. (Registrant)

Date: October 3, 2005	By:	/s/ /s/ Bondy Tan
Bondy Tan President and Chief Executive Officer